EXHIBIT 99.1
PRESS RELEASE

EMCORE Corporation Announces Preliminary Unaudited Results for Its First Quarter Ended December 31, 2008

ALBUQUERQUE, New Mexico, January 9, 2009 – EMCORE Corporation (NASDAQ: EMKR – News), a leading provider of compound semiconductor–based components and subsystems for the broadband, fiber optic, satellite, and terrestrial solar power markets, today announced preliminary unaudited financial results for its first fiscal quarter ended December 31, 2008.

Quarterly Results:

Revenue for the first quarter of fiscal 2009 was $54.1 million, an increase of $7.2 million, or 15%, from $46.9 million reported in the same period last year and a decrease of $6.5 million, or 11%, from $60.6 million reported in the immediately preceding quarter. Both of the Company’s reporting segments experienced an increase in quarterly revenue on a year-over-year basis.  When compared to the immediately preceding quarter, revenue from the Fiber Optics segment decreased and revenue from the Photovoltaics segment increased.

Revenue for the Fiber Optics segment was $39.2 million, a $5.2 million, or 15%, increase from $34.0 million reported in the same period last year and a decrease of $6.9 million, or 15%, from $ 46.1 million reported in the preceding quarter.  The year-over-year increase in Fiber Optics revenue was due primarily to the Company’s February and April 2008 acquisitions of the telecom, datacom, and optical cable interconnects-related assets of Intel Corporation.  The $6.9 million decrease in revenue from the preceding quarter was due primarily to a significant drop in demand from our customers in this very unfavorable macroeconomic environment as well as continued pressure on selling prices as we compete to maintain or increase our market share positions. We continue to receive design wins from major customers and believe that the Company is well-positioned for an increase in revenue once the overall economy improves.  The Fiber Optics segment represented 72% of the Company's consolidated revenue for the first quarter of both fiscal 2009 and 2008.

Revenue for the Photovoltaics segment was $14.9 million, a $2.0 million, or 15%, increase from $12.9 million reported in the same period last year and an increase of $0.4 million, or 3%, from $14.5 million reported in the preceding quarter.  On a year-over-year basis, all three of the Photovoltaics segment’s product lines - satellite solar power, terrestrial concentrating photovoltaic (“CPV”) and service contracts - experienced an increase in revenue. The Photovoltaics segment represented 28% of the Company's consolidated revenue for the first quarter of both fiscal 2009 and 2008.

After excluding non-recurring inventory reserve adjustments, as set forth in the attached non-GAAP tables, the first quarter consolidated gross profit, on a non-GAAP basis, was $7.2 million and the non-GAAP consolidated gross margin was 13.3%.  On a GAAP basis, consolidated gross profit was $1.6 million, a $8.5 million, or 84%, decrease from $10.1 million reported in the same period last year and an increase of $2.1 million from a negative $0.5 million reported in the preceding quarter.  On a GAAP basis, consolidated gross margin was 2.9% compared to 21.5% in the same period last year and an improvement from negative 0.8% in the preceding quarter.

On a segment basis, first quarter non-GAAP gross margin for the Fiber Optics segment was 11.2% and 18.8% for the Photovoltaics segment.  On a GAAP basis, Fiber Optics gross margin was negative 1.1%, a decrease from 23.5% in the same period last year and 8.9% in the preceding quarter, with the decrease primarily due to a general decline in average selling prices, especially for the telecom component products, unabsorbed overhead expenses and inventory valuation write-downs totaling approximately $4.8 million.  On a GAAP basis, Photovoltaics gross margin was 13.7%, a decrease from 16.4% in the same period last year with the decrease due primarily to lower terrestrial solar project margins, unabsorbed overhead expenses associated with our CPV-related business and inventory valuation write-downs of approximately $0.8 million.  The Photovoltaics segment’s first quarter gross margin represents a significant improvement from a negative 31.6% gross margin in the preceding quarter.

Sales, General, & Administrative expenses for the first quarter of fiscal 2009 totaled $12.2 million, a slight increase from $11.9 million reported in the same period last year and a $4.8 million increase from $7.4 million in the preceding quarter.  As a percentage of revenue, quarterly SG&A expenses were 22.5%, a decrease from 25.3% in the same period last year and an increase from 12.3% in the preceding quarter.  The decrease in year-over-year SG&A expenses was primarily due to a reduction in non-recurring legal and professional fees and, to a lesser extent, on reduced staffing levels.  The increase, when compared to the preceding quarter, was due to the reversal, in the preceding quarter, of certain incentive compensation and tax accruals that totaled approximately $5.2 million.

Research & Development expenses for the first quarter of fiscal 2009 totaled $8.1 million, an increase of $0.7 million, or 9%, from $7.4 million reported in the same period last year and a decrease of $3.3 million, or 29%, from $11.4 million reported in the preceding quarter.  As a percentage of revenue, quarterly R&D expenses were 15.0%, a decrease from 15.8% in the same period last year and from 18.7% in the preceding quarter.  As part of the Company’s continuing efforts to reduce costs, management has implemented initiatives to focus our R&D efforts on projects that we expect to generate returns on within 12 months.

As required by Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets, the Company evaluated its goodwill for impairment as of December 31, 2008.   As a result of the unfavorable macroeconomic environment and a significant reduction in the Company’s market capitalization during the period, we determined that the goodwill related to our Fiber Optics segment was impaired resulting in a $31.8 million non-cash impairment charge.  The Company also recorded a non-cash impairment charge totaling $1.9 million related to in-process research & development (IPR&D) acquired through the Company’s February 2008 acquisition of the telecom-related assets of Intel Corporation.  As part of cost cutting initiatives intended to generate cash, management discontinued certain R&D projects, two of which were associated with the Company’s capitalized IPR&D.  As of December 31, 2008, the Company’s balance sheet no longer reflects any goodwill associated with its Fiber Optics segment or any capitalized IPR&D.

After excluding non-cash and non-recurring expenses, as set forth in the attached non-GAAP tables, non-GAAP operating expenses for the first quarter totaled $16.5 million.  On a GAAP basis, first quarter operating expenses totaled $54.1 million, an increase of $34.8 million from $19.3 million reported in the same period last year and an increase of $13.1 million from $41.0 million in the preceding quarter. In the prior year period, non-cash stock-based compensation expense totaled $0.8 million and, in the preceding quarter, operating expenses included $22.2 million in non-cash charges related to impairment of goodwill and intangible assets.

After excluding non-recurring and other non-cash charges, as set forth in the attached non-GAAP tables, the first quarter non-GAAP operating loss was $8.8 million. On a GAAP basis, the consolidated operating loss for the first quarter was $52.5 million, an increase of $43.3 million from a loss of $9.2 million reported in the same period last year and a $11.0 million increase from $41.5 million reported in the preceding quarter.

Non-operating expenses recognized in the first quarter of fiscal 2009 included net interest expense of $0.1 million, $0.5 million of expense related to foreign exchange losses associated with the Company’s international operations, and a $0.4 million non-cash impairment charge related to a publicly-traded available-for-sale security.

After excluding non-recurring, non-operating and other non-cash charges, as set forth in the attached non-GAAP tables, the first quarter non-GAAP net loss was $8.9 million. On a GAAP basis, the consolidated net loss for the first quarter of fiscal 2009 was $53.4 million, an increase of $39.0 million from $14.4 million reported in the same period last year and an increase of $12.2 million from $41.2 million reported in the preceding quarter.  On a non-GAAP basis, as set forth in the attached non-GAAP tables, the first quarter non-GAAP net loss per share was $0.11. On a GAAP basis, the first quarter net loss per share was $0.69, an increase of $0.41 per share, from a net loss of $0.28 per share reported in the same period last year.

Order Backlog:

As of December 31, 2008, we had an order backlog of approximately $53.2 million.  Our order backlog is defined as purchase orders or supply agreements accepted by the Company with expected product delivery and / or services to be performed within the next twelve months.  The December 31, 2008 order backlog is comprised of $30.2 million related to our Photovoltaics segment and $23.0 million related to our Fiber Optics segment.

Liquidity:

At December 31, 2008, cash, cash equivalents, restricted cash, and available for sale securities totaled approximately $18.8 million, working capital totaled $75.4 million, and outstanding loans under the Company’s $25 million secured line of credit with Bank of America totaled $15.4 million.  Shortly after the close of the first quarter, the Company sold its remaining interests in Entech Solar, Inc. (formerly named WorldWater and Solar Technologies Corporation) for $11.4 million in cash which is not reflected in the quarter-end cash balance.  During the first quarter, the Company freed up $2.6 million in cash that was previously tied up in auction rate securities.  As previously disclosed, the Company has received indications of interest from several investors regarding a minority equity investment directly into the Company’s wholly-owned Photovoltaics subsidiary which would serve as an initial step towards a potential spin off of that business.  The Company’s management is aggressively pursuing these opportunities.

Cost Reduction Initiatives:

Over the last three months, the Company has implemented a number of cost reduction initiatives including:

•	A reduction in personnel totaling approximately 160 people, or 17% of the total workforce, resulting in annualized cost savings of approximately $9 million
•	A significant reduction in the FY 2008 employee bonus plan payouts
•	The elimination of all FY 2009 employee merit increases
•	Significant reductions in capital expenditures
•	Restrictions on employee travel and other discretionary expenditures

Quarterly Report:

The Company is planning to file a Form 12b-25 requesting an extension to file its Quarterly Report on Form 10-Q for the three months ended December 31, 2008 with the Securities and Exchange Commission.

Management Discussion and Outlook:

Commenting on the Company’s operating results, EMCORE’s Chief Executive Officer Hong Q. Hou, Ph.D. stated, "The decline in demand that we experienced in our Fiber Optics segment in the September 2008 quarter continued throughout the first quarter which was further aggravated by increased pressure on product pricing, especially for our telecom products.  In response to a very challenging macroeconomic environment, we have implemented numerous cost reduction and cash generation initiatives and will continue to aggressively focus on improving our operational efficiency and working capital management in our Fiber Optics segment.  However, the situation in our Photovoltaics segment is much more encouraging as our satellite solar power business is experiencing relatively stable demand, is approaching profitability, and is on the cusp of developing some significant new business opportunities based upon our technology leadership position in inverted metamorphic (IMM) triple and quadruple-junction solar cells.  Recently, our terrestrial solar power division was short-listed on a major solar utility project with a Southwestern utility and we continue to make significant progress in the development of our next generation CPV system that we intend to introduce later this year. Although the outlook for our Photovoltaics segment is fairly encouraging at this point in time, we expect the environment for our Fiber Optics segment to remain challenging and expect revenues in that business to be flat to 15% down on a sequential quarterly basis.”

Recent Highlights:

•
In October 2008, the Company announced that it closed a $25 million revolving asset-back credit facility with Bank of America which can be used for working capital, letters of credit and other general corporate purposes.  The credit facility, which incorporates both LIBOR and prime-based borrowing alternatives, is subject to a borrowing base formula based on eligible accounts receivable.  The credit facility, which is subject to certain financial covenants, matures in September 2011 and is secured by virtually all of the Company’s assets.

•
In November 2008, the Company announced its first deployment of a CPV solar power system in China with the XinAo Group, one of China’s largest energy companies. As part of an earlier agreement, the 50 kilowatt (kW) test and evaluation system is fully installed and operational, and is producing power in accordance with specifications.

•
In January 2009, the Company announced that it completed the closing of a two step transaction involving the sale of its remaining interests in the company formerly named WorldWater & Solar Technologies Corporation, now named Entech Solar, Inc. The Company sold its remaining shares of WorldWater Series D Convertible Preferred Stock and warrants to The Quercus Trust, a significant shareholder of both the Company and WorldWater, for approximately $11.6 million, which included additional consideration as a result of the termination of certain operating arrangements between the companies.  In the quarter ended March 31, 2009, the Company will recognize a gain of $3.4 million as a result of this transaction.  With the completion of this last sale in a series of four sales transactions, the Company has realized a 75% return on its investment in WorldWater securities..

***

The Company will discuss its quarterly results on a conference call to be held on Tuesday, February 10, 2009 at 9:00 am ET.  To participate in the conference call, U.S. callers should dial (toll free) 888-632-5009 and international callers should dial 913-312-0417. The access code for the call is 5467247. A replay of the call will be available beginning February 10, 2009 at 12:00 p.m. ET until February 18, 2009 at 11:59 p.m. ET. The replay call-in number for U.S. callers is 888-203-1112, for international callers it is 719-457-0820 and the access code is 5467247. The call also will be web cast via the Company's web site at http://www.emcore.com. Please go to the site beforehand to download any necessary software.

About EMCORE:

EMCORE Corporation is a leading provider of compound semiconductor–based components and subsystems for the broadband, fiber optic, satellite and solar power markets. EMCORE's Fiber Optics segment offers optical components, subsystems and systems that enable the transmission of video, voice and data over high–capacity fiber optic cables for high–speed data and telecommunications, cable television (CATV) and fiber–to–the–premises (FTTP) networks. EMCORE's Solar Power segment provides solar products for satellite and terrestrial applications. For satellite applications, EMCORE offers high–efficiency compound semiconductor–based gallium arsenide (GaAs) solar cells, covered interconnect cells and fully integrated solar panels. For terrestrial applications, EMCORE offers concentrating photovoltaic (CPV) systems for utility scale solar applications as well as offering its high–efficiency GaAs solar cells and CPV components for use in solar power concentrator systems. For specific information about our company, our products or the markets we serve, please visit our website at http://www.emcore.com.

Forward–looking statements:

The information provided herein may include forward–looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 relating to future events that involve risks and uncertainties. Such forward–looking statements include but are not limited to words such as "expects”, "anticipates”, "intends”, "plans”, believes”, and "estimates”, and variations of these words and similar expressions, identify these forward–looking statements. These forward–looking statements also include, without limitation, (a) any statements or implications regarding our ability to remain competitive and a leader in its industry, and the future growth of the Company, or the industry and the economy in general; (b) statements regarding the expected level and timing of benefits from our current cost reduction efforts, including (i) expected cost reductions and their impact on our financial performance, (ii) our ability to reduce operating expenses associated with recent acquisitions (iii) our continued leadership in technology and manufacturing in our markets, and (iv) the belief that the cost reduction efforts will not impact product development or manufacturing execution; (c) any statement or implication that the products described in this press release (i) will be successfully introduced or marketed, (ii) will be qualified and purchased by our customers, or (iii) will perform to any particular specifications or performance or reliability standards; (d) any and all guidance provided by us regarding its expected financial performance in future periods, including, without limitation, with respect to anticipated revenues for the second quarter of fiscal 2009. These forward–looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected, including without limitation, the following: (a) the impact on the Company, our customers and our suppliers from the current worldwide economic crisis; (b) our cost reduction efforts may not be successful in achieving their expected benefits, (including, among other things, cost structure, gross margin and other profitability improvements), due to, among other things, shifts in product mix, selling price pressures, costs and delays related to product transfers to lower cost manufacturing locations and associated facility closures, integration difficulties, and execution concerns; (c) we may encounter difficulties in integrating recent acquisitions and as a result may sustain increased operating expenses, delays in commercializing new products, production difficulties associated with transferring products to our manufacturing facilities and disruption of customer relationships (d) the failure of the products (i) to perform as expected without material defects, (ii) to be manufactured at acceptable volumes, yields, and cost, (iii) to be qualified and accepted by our customers, and, iv) to successfully compete with products offered by our competitors (e) the fact that our quarterly review has not yet been completed and may, when completed, result in material adverse changes in the Company’s financial results for its first quarter of fiscal 2009 not mentioned in this release; (f) we may not be successful in undertaking the steps currently planned in order to increase our liquidity; and (g) other risks and uncertainties described in our filings with the Securities and Exchange Commission such as cancellations, rescheduling or delays in product shipments; manufacturing capacity constraints; lengthy sales and qualification cycles; difficulties in the production process; changes in semiconductor industry growth; increased competition; delays in developing and commercializing new products; and other factors. The forward–looking statements contained in this press release are made as of the date hereof and we do not assume any obligation to update the reasons why actual results could differ materially from those projected in the forward–looking statements.

EMCORE CORPORATION
Condensed Consolidated Statements of Operations
For the three months ended December 31, 2008 and 2007
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,
	2008	2007

Revenue	$54,056	$46,887
Cost of revenue	52,467	36,784
Gross profit	1,589	10,103

Operating expenses:
Selling, general, and administrative	12,159	11,863
Research and development	8,110	7,420
Impairment of goodwill and intangible assets	33,781	-
Total operating expenses	54,050	19,283

Operating loss	(52,461)	(9,180)

Other expense (income):
Interest income	(270)	(427)
Interest expense	415	1,205
Impairment of investment	366	-
Stock-based compensation expense from tolled options	-	4,374
Loss on disposal of equipment	-	86
Foreign exchange loss (gain)	472	(12)
Total other expense	983	5,226

Net loss	$(53,444)	$(14,406)

Per share data:
Basic and diluted per share data:
Net loss	$(0.69)	$(0.28)

Weighted-average number of basic and diluted shares outstanding	77,816	52,232

EMCORE CORPORATION
Condensed Consolidated Balance Sheets
As of December 31, 2008 and September 30, 2008
(in thousands)
(unaudited)

	December 31, 2008	September 30, 2008
ASSETS
Current assets:
Cash and cash equivalents	$15,318	$18,227
Restricted cash	1,827	1,854
Available-for-sale securities	612	2,679
Accounts receivable, net	61,329	60,313
Income tax receivable	130	130
Inventory, net	64,592	64,617
Investments in unconsolidated affiliate	8,240	-
Prepaid expenses and other current assets	6,890	6,970

Total current assets	158,938	154,790

Property, plant, and equipment, net	80,622	83,278
Goodwill	20,384	52,227
Other intangible assets, net	25,186	28,033
Investments in unconsolidated affiliate	-	8,240
Available-for-sale securities, non-current	1,400	1,400
Long-term restricted cash	569	569
Other non-current assets, net	597	741

Total assets	$287,696	$329,278

LIABILITIES and SHAREHOLDERS’ EQUITY
Current liabilities:
Line of credit	$15,443	$-
Accounts payable	45,460	52,266
Accrued expenses and other current liabilities	22,065	22,696
Income tax payable	594	594

Total current liabilities	83,562	75,556

Long-term debt	910	-

Total liabilities	84,472	75,556

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $0.0001 par, 5,882 shares authorized, no shares outstanding	-	-
Common stock, no par value, 200,000 shares authorized, 78,398 shares issued and 78,239 outstanding at December 31, 2008; 77,920 shares issued and 77,761 shares outstanding at September 30, 2008	682,858	680,020
Accumulated deficit	(478,208)	(424,764)
Accumulated other comprehensive loss	657	549
Treasury stock, at cost; 159 shares as of December 31, 2008 and September 30, 2008	(2,083)	(2,083)

Total shareholders’ equity	203,224	253,722

Total liabilities and shareholders’ equity	$287,696	$329,278

Use of Non-GAAP Measures

EMCORE provides non–GAAP gross profit and gross margin, non-GAAP operating expenses, non–GAAP operating loss, and non–GAAP net loss and net loss per share as supplemental measures to GAAP regarding our operational performance. These financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. A detailed explanation of each of the adjustments to such financial measures is described below. This press release also contains a reconciliation of each of these non–GAAP financial measures to its most comparable GAAP financial measure.

EMCORE believes that the additional non–GAAP measures are useful to investors in assessing the Company’s financial condition and performance. In particular, management believes it is appropriate in evaluating EMCORE's operations to exclude gains or losses from one–time items such as specific non-recurring accounts receivable and inventory write-downs, patent litigation and other corporate legal–related charges; charges associated with our review of historical stock option grants; impairment charges; and severance and restructuring–related expenses because these items would make results less comparable between periods. Management believes adjusting for stock–based compensation expense is appropriate, as it is a non–cash expense, and adjusting is consistent with the practice of most of our competitors. Management also uses these measures internally to evaluate the company's operating performance, and the measures are used for planning and forecasting of future periods. In addition, many financial analysts that follow our Company focus on and publish both historical results and future projections based on non–GAAP financial measures. We believe that it is in the best interest of our investors to provide this information to analysts so that they accurately report the non–GAAP financial information. However, non–GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures.

While management believes that these non–GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non–GAAP financial measures. These non–GAAP financial measures are not prepared in accordance with GAAP, may not be reported by all of the Company's competitors and may not be directly comparable to similarly titled measures of the Company's competitors due to potential differences in the exact method of calculation. The Company compensates for these limitations by using these non–GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non–GAAP financial measures to their most comparable GAAP financial measures.

Non–GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The Company's non–GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.

The Company has provided a reconciliation of the non–GAAP financial measures to the most directly comparable GAAP financial measures as indicated in the tables listed below:

Non-GAAP Table Non-recurring expense in gross profit Unaudited (in thousands, except percentages)	Three Months Ended December 31, 2008
	Fiber Optics		Photovoltaics	Total

Gross profit (loss) – as reported	$(443)		$2,032	$1,589

Non-recurring inventory valuation adjustments	4,819		768	5,587

Gross profit – Non-GAAP	$4,376		$2,800	$7,176

Gross margin – GAAP	(1.1%	)	13.7%	2.9%

Gross margin – Non-GAAP	11.2%		18.8%	13.3%

Non-GAAP Table Operating expenses from recurring operations Unaudited (in thousands)	Three Months Ended December 31, 2008	Three Months Ended December 31, 2007

Operating expenses – as reported	$54,050	$19,283

Non-cash expense:
Impairment of goodwill and intangible assets	(33,781)	-
Stock-based compensation expense	(1,604)	(826)
Provision for doubtful accounts	(922)	(42)

Non-recurring expense:
Corporate legal expense	(619)	(965)
Stock option restatement-related expense	-	(782)
Severance and restructuring-related expense	(617)	(455)

Operating expenses – Non-GAAP	$16,507	$16,213

Non-GAAP Table Operating Loss from recurring operations Unaudited (in thousands)	Three Months Ended December 31, 2008	Three Months Ended December 31, 2007

Operating loss – as reported	$(52,461)	$(9,180)

Non-cash expense:
Impairment of goodwill and intangible assets	33,781	-
Stock-based compensation expense	2,150	1,075
Provision for doubtful accounts	922	42

Non-recurring expense:
Corporate legal expense	619	965
Stock option restatement-related expense	-	782
Severance and restructuring-related expense	617	455
Inventory reserve adjustments	5,587	-

Operating loss – Non-GAAP	$(8,785)	$(5,861)

Non-GAAP Table Net Loss from recurring operations Unaudited (in thousands, except percentages)	Three Months Ended December 31, 2008	Three Months Ended December 31, 2007

Net loss – as reported	$(53,444)	$(14,406)

Non-cash expense:
Impairment of goodwill and intangible assets	33,781	-
Stock-based compensation expense	2,150	5,449
Provision for doubtful accounts	922	42

Non-recurring expense:
Corporate legal expense	619	965
Stock option restatement-related expense	-	782
Severance and restructuring-related expense	617	455
Inventory reserve adjustments	5,587	-
Impairment of investment	366	-
Foreign exchange loss (gain)	472	(12)

Net loss – Non-GAAP	$(8,930)	$(6,725)

Net loss per basic and diluted share – Non-GAAP	$(0.11)	$(0.13)

Contacts:

EMCORE Corporation
Silvia M. Gentile
Executive Offices
(505) 323-3417
info@emcore.com

TTC Group
Victor Allgeier
(646) 290-6400
info@ttcominc.com